Exhibit 99.1

PAB Bankshares, Inc. Announces Fourth Quarter and Full-Year 2004
Earnings

    VALDOSTA, Ga.--(BUSINESS WIRE)--March 2, 2005--PAB Bankshares, Inc. (AMEX: PAB) reported net income of $2.21 million, or $0.23 per diluted share, for the fourth quarter of 2004. This represents a 17% increase in earnings compared to the $1.89 million, or $0.19 per diluted share, reported for the fourth quarter of 2003, and it is a 7% increase in earnings compared to the $2.06 million, or $0.21 per diluted share, reported for the third quarter of 2004. "We are encouraged by the results for the fourth quarter. Our calling efforts and continued focus on providing exceptional customer service makes satisfied customers, energized employees, and, I believe, happy shareholders," stated Burke Welsh, President and Chief Executive Officer. "We were able to achieve these results despite having to provide $600,000 to the allowance for loan losses in the quarter," noted Welsh. "Our plan is to continue the momentum generated in 2004 by growing our market share and expanding our presence in higher growth markets," added Welsh.
    The net earnings for the quarter resulted in a return on average assets ("ROA") of 1.07% and a return on average equity of 10.75%. The Company reported an ROA of 1.02% and an ROE of 9.86% for the fourth quarter of 2003 and an ROA of 1.06% and an ROE of 10.29% for the third quarter of 2004. "The increase in earnings for the quarter is the combined result of strong loan growth and continued disciplined expense control," reported Chief Financial Officer Jay Torbert. The Company also reported a 4.15% net interest margin for the fourth quarter of 2004 compared to a 4.14% net interest margin for the same period in 2003. The net interest margin for the quarter was down, however, from the 4.35% net interest margin for the third quarter of 2004 due to an increase in the Company's cost of funds. "While the rising interest rate environment improved the yield on our earning assets and contributed to our bottom line, the incremental cost of funding the loan growth during the quarter resulted in an increase in our cost of funds and a lower net interest margin," added Torbert.
    For the year, the Company reported net income of $8.52 million, or $0.88 per diluted share, a nearly 20% increase compared to the $7.13 million, or $0.74 per diluted share, reported for 2003. The 2004 earnings resulted in an ROA of 1.11% and an ROE of 10.71%, compared to 2003's ROA of 0.97% and ROE of 9.60%.
    The Company reported total assets of nearly $869 million as of December 31, 2004, a 19% increase for the year. The Company also reported $646 million in total loans and $658 million in total deposits as of the year end. For the quarter, total loans increased $45.7 million, or 7.6% (not annualized). Total deposits increased $81.8 million, or 14.2% (not annualized), during the quarter with $30.0 million of the growth coming from third-party brokered deposits to meet the Bank's funding needs. For the year, total loans increased 20% and total deposits increased 18%.
    The Company reported total nonperforming assets of $3.50 million, or 0.40% of total assets, as of December 31, 2004, a 66% improvement compared to the $10.35 million in nonperforming assets held at the end of the third quarter. The sale of a $3.7 million parcel of other real estate owned in December and $1.1 million in net charge-offs during the quarter contributed to the decline in nonperforming assets. The Company reported a 0.29% annualized ratio of net charge-offs to average loans for the fourth quarter, up from a 0.14% loss ratio in the third quarter, but down from the 0.36% loss ratio from the same period in 2003. "We resolved a few lingering credit issues during the quarter. Our asset quality has improved due to the hard work of our collections department and our lenders," stated Welsh.
    The Company provided $600,000 to the allowance for loan losses during the fourth quarter. The fourth quarter of 2002 was the last time the Company had to make a provision expense. The charge-offs and the loan growth during the quarter along with management's review of the loan portfolio had reduced the Company's allowance to a level that required the provision. "In mid December, we discovered that a commercial real estate loan was not as it was represented. With the help of counsel, we have since worked hard to minimize the potential risk exposure that was initially feared, but we are still some distance from a final conclusion to this credit," reported Welsh.
    The Company's sole operating subsidiary is The Park Avenue Bank headquartered in Valdosta, Georgia. The Bank operates 17 branch offices and two loan production offices in Adel, Athens, Bainbridge, Baxley, Cairo, Hazlehurst, McDonough, Oakwood, Statesboro, Stockbridge, and Valdosta, Georgia, and in Ocala and St. Augustine, Florida. The Company's common stock is traded on the American Stock Exchange under the symbol "PAB". More information on the Company is available on the Internet at www.pabbankshares.com. Additional information on the Bank's locations and the products and services offered by the Bank is available on the Internet at www.parkavebank.com.

    Certain matters set forth in this news release are forward-looking statements, including our outlook on earnings and dividends, and are based upon management's beliefs as well as assumptions made by and data currently available to management. When words like "anticipate", "believe", "intend", "plan", "expect", "estimate", "could", "should", "will" and similar expressions are used, you should consider them as identifying forward-looking statements. These forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. The following list, which is not intended to be an all-encompassing list of risks and uncertainties affecting the Company, summarizes several factors that could cause the Company's actual results to differ materially from those anticipated or expected in these forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) changes in the interest rate environment may reduce margins or the volumes or values of loans made by our Bank; (3) general economic conditions may be less favorable than expected (both generally and in our markets), resulting in, among other things, a deterioration in credit quality and/or a reduction in demand for credit; (4) legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which we are engaged; (5) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully; (6) adverse changes may occur in the bond and equity markets; (7) war or terrorist activities may cause further deterioration in the economy or cause instability in credit markets; and (8) restrictions or conditions imposed by our regulators on our operations may make it more difficult for us to achieve our goals. The Company undertakes no obligation to revise these statements following the date of this press release.

PAB Bankshares, Inc.
Selected Quarterly
 Financial Data      12/31/04  09/30/04  06/30/04  03/31/04  12/31/03
----------------------------------------------------------------------
                     (In thousands, except per share and other data)
Summary of
 Operations:
Interest income       $11,129   $10,328    $9,552    $9,587    $9,657
Interest expense        3,201     2,611     2,381     2,430     2,648
----------------------------------------------------------------------
  Net interest
   income               7,928     7,717     7,171     7,157     7,009
----------------------------------------------------------------------
Provision for loan
 losses                   600         -         -         -         -
Other income            1,434     1,614     1,490     1,806     1,702
Other expense           5,429     6,287     5,613     5,726     5,829
----------------------------------------------------------------------
  Income before
   income tax
   expense              3,333     3,044     3,048     3,237     2,882
Income tax expense      1,122       983       928     1,111       995
----------------------------------------------------------------------
  Net income           $2,211    $2,061    $2,120    $2,126    $1,887
======================================================================
Net interest income
 on a tax-equivalent
 basis                 $7,971    $7,760    $7,214    $7,202    $7,058
Selected Average
 Balances:
Total assets         $825,617  $770,782  $736,898  $728,652  $737,396
Earning assets        763,829   710,407   677,527   667,516   676,372
Loans                 616,191   572,102   551,675   541,549   537,223
Deposits              616,614   572,119   561,141   555,406   563,836
Stockholders' equity   81,795    79,710    78,647    77,814    75,906
Performance Ratios:
Return on average
 assets                  1.07%     1.06%     1.16%     1.17%     1.02%
Return on average
 equity                 10.75%    10.29%    10.84%    10.99%     9.86%
Net interest margin      4.15%     4.35%     4.28%     4.34%     4.14%
Efficiency ratio
 (excluding the
 following items:)      57.06%    67.16%    64.55%    65.09%    66.42%
   Loss on early
    retirement of
    debt included in
    other expense          $-        $-        $-        $-        $-
   Securities gains
    (losses)
    included in
    other income          $(1)       $6       $(1)       $2       $11
   Other gains
    (losses)
    included in
    other income        $(109)       $7       $10      $210      $(27)
Average loans to
 average earning
 assets                 80.67%    80.53%    81.42%    81.13%    79.43%
Average loans to
 average deposits       99.93%   100.00%    98.31%    97.51%    95.28%
Average equity to
 average assets          9.91%    10.34%    10.67%    10.68%    10.29%
Per Share Ratios:
Net income - basic      $0.23     $0.21     $0.23     $0.22     $0.19
Net income - diluted     0.23      0.21      0.22      0.22      0.19
Dividends declared       0.10      0.10      0.07      0.07      0.07
Dividend payout
 ratio                  42.95%    46.10%    31.39%    31.32%    35.18%
Book value at end of
 period                 $8.53     $8.46     $8.19     $8.26     $8.02
Common Share Data:
Outstanding at
 period end         9,495,320 9,500,720 9,496,360 9,514,240 9,484,660
Weighted average
 outstanding        9,492,103 9,491,439 9,515,438 9,500,031 9,476,158
Diluted weighted
 average
 outstanding        9,629,082 9,608,360 9,640,837 9,689,580 9,686,617
Selected Period End
 Balances:
Total assets         $868,975  $797,098  $739,237  $735,299  $730,741
Earning assets        808,886   735,072   679,232   675,293   666,488
Loans                 646,149   600,450   554,524   549,149   538,644
Allowance for loan
 losses                 9,067     9,562     9,609     9,730    10,139
Deposits              657,550   575,775   565,613   556,853   556,917
Stockholders' equity   81,000    80,370    77,735    78,611    76,062
Selected Asset
 Quality Factors:
Nonaccrual loans       $1,417    $3,857    $4,484    $4,868    $7,048
Loans 90 days or
 more past due and
 still accruing            11        10         9         -         -
Other impaired loans
 (troubled-debt
 restructurings)        2,045     2,170     2,179     2,188     1,168
Other real estate
 and repossessions         30     4,310     4,298     4,376     4,578
Asset Quality
 Ratios:
Net charge-offs to
 average loans
 (annualized YTD)        0.29%     0.14%     0.19%     0.30%     0.36%
Nonperforming loans
 to total loans          0.54%     1.00%     1.20%     1.28%     1.53%
Nonperforming assets
 to total assets         0.40%     1.30%     1.48%     1.55%     1.75%
Allowance for loan
 losses to total
 loans                   1.40%     1.59%     1.73%     1.77%     1.88%
Allowance for loan
 losses to
 nonperforming loans   261.04%   158.66%   144.03%   137.90%   123.41%


PAB Bankshares, Inc.
Selected Year To
 Date Financial Data 12/31/04  09/30/04  06/30/04  03/31/04  12/31/03
----------------------------------------------------------------------
                     (In thousands, except per share and other data)
Summary of
 Operations:
Interest income       $40,597   $29,467   $19,139    $9,587   $40,040
Interest expense       10,624     7,422     4,811     2,430    12,467
----------------------------------------------------------------------
  Net interest
   income              29,973    22,045    14,328     7,157    27,573
----------------------------------------------------------------------
Provision for loan
 losses                   600         -         -         -         -
Other income            6,344     4,910     3,296     1,806     8,616
Other expense          23,055    17,626    11,339     5,726    25,702
----------------------------------------------------------------------
  Income before
   income tax
   expense             12,662     9,329     6,285     3,237    10,487
Income tax expense      4,144     3,022     2,039     1,111     3,361
----------------------------------------------------------------------
  Net income           $8,518    $6,307    $4,246    $2,126    $7,126
======================================================================
Net interest income
 on a tax-equivalent
 basis                $30,148   $22,177   $14,416    $7,202   $27,759
Selected Average
 Balances:
Total assets         $765,015  $746,485  $732,762  $728,652  $736,367
Earning assets        704,345   686,269   672,521   667,516   675,718
Loans                 569,858   556,197   546,612   541,549   540,787
Deposits              575,768   563,871   558,274   555,406   576,871
Stockholders' equity   79,499    78,727    78,230    77,814    74,229
Performance Ratios:
Return on average
 assets                  1.11%     1.13%     1.17%     1.17%     0.97%
Return on average
 equity                 10.71%    10.70%    10.91%    10.99%     9.60%
Net interest margin      4.28%     4.32%     4.31%     4.34%     4.11%
Efficiency ratio
 (excluding the
 following items:)      63.39%    65.64%    64.82%    65.09%    68.90%
   Loss on early
    retirement of
    debt included in
    other expense          $-        $-        $-        $-    $1,438
   Securities gains
    (losses)
    included in
    other income           $5        $6        $1        $2    $1,416
   Other gains
    (losses)
    included in
    other income         $119      $227      $220      $210     $(256)
Average loans to
 average earning
 assets                 80.91%    81.05%    81.28%    81.13%    80.03%
Average loans to
 average deposits       98.97%    98.64%    97.91%    97.51%    93.74%
Average equity to
 average assets         10.39%    10.55%    10.68%    10.68%    10.08%
Per Share Ratios:
Net income - basic      $0.89     $0.66     $0.45     $0.22     $0.75
Net income - diluted     0.88      0.65      0.44      0.22      0.74
Dividends declared       0.34      0.24      0.14      0.07      0.18
Dividend payout
 ratio                  37.93%    36.18%    31.36%    31.32%    23.89%
Common Share Data:
Weighted average
 outstanding        9,499,709 9,502,263 9,507,735 9,500,031 9,446,142
Diluted weighted
 average
 outstanding        9,642,065 9,646,383 9,665,757 9,689,580 9,587,187

    --30--

    CONTACT: PAB Bankshares, Inc., Valdosta
             Donald "Jay" Torbert, Jr., 229-241-2775, ext. 266
             jayt@parkavebank.com